UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016

XTERA COMMUNICATIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37617	38-3394611
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Bethany Drive, Suite 100 Allen, Texas		75013
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 649-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2016, Xtera Communications, Inc. (the “Company”), Azea Networks, Inc., Neovus, Inc., and Xtera Asia Holdings, LLC (collectively, the “Borrowers”), entered into a Limited Waiver and Third Amendment to Loan Agreement (the “Amendment”), by and among the Borrowers and Pacific Western Bank (as successor in interest by merger to Square 1 Bank) which amends the Loan and Security Agreement (as amended, the “Credit Agreement”) dated January 16, 2015.

The Amendment, among other things:

•	provides a limited waiver to the Company for failing to comply with certain financial covenants for the periods ending January 31, 2016 and February 29, 2016;
•	provides for a $150,000 success fee, subject to reduction, upon the occurrence of certain fundamental company transactions;
•	modifies the Company’s financial covenant with respect to liquidity and requires the Company to pursue certain fundraising alternatives;
•	modifies certain reporting requirements;
•	implements certain limitations on the cash the Company may maintain in foreign bank accounts;
•	limits payment on the Company’s subordinated debt and;
•	extends the maturity date of the Credit Agreement to July 31, 2016

Excepts as modified by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect.  The Amendment is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. The foregoing description of the Amendment is a summary and is qualified in its entirety by the terms of the Amendment.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph R. Chinnici as Executive Vice President and Chief Financial Officer

On May 2, 2016, the Company appointed Joseph R. Chinnici as its Executive Vice President and Chief Financial Officer effective May 17, 2016.

Joseph R. Chinnici, age 61, previously was the Executive Vice President and Chief Financial Officer for GridPoint, Inc. from March 2010 until December 2015, and then joined the investment firm, Twenty First Century Utilities, LLC (which acquired a controlling interest in GridPoint), providing transitional and support services to its management. From 2008 to 2009, Mr. Chinnici served as Executive Vice President and Chief Financial Officer of Comverse Technology, Inc., a global provider of software and services for the telecommunications industry. Mr. Chinnici previously served as Senior Vice President, Finance and Chief Financial Officer at Ciena Corporation from August 1997 to December 2007, and was Vice President, Controller at Ciena Corporation from September 1995 to August 1997. Mr. Chinnici has also been a member of the Board of Directors of a variety of technology companies since 1998, including Overture Networks from May 2009 until its acquisition in January 2016. He also previously served on the Boards of Directors of Sourcefire, (July 2006 to May 2009),  Optium Corporation and OTG Software. He holds a B.S. degree in accounting from Villanova University and an M.B.A. from Southern Illinois University.

In connection with his hiring, Mr. Chinnici entered into an Employment Agreement with the Company (the “Employment Agreement”). Mr. Chinnici’s initial base salary under the Employment Agreement is $325,000 per year to be reviewed annually. Subject to approval of the Board, Mr. Chinnici is entitled to a grant of restricted stock units representing the right to receive 300,000 shares of the Company’s common stock upon settlement. The restricted stock units vest quarterly in sixteen equal installments beginning on the date which is three months following Mr. Chinnici’s start date, subject to continuous service to the Company. Mr. Chinnici’s target bonus will be 50% of his annual base salary. The bonus will be paid at the direction of the Compensation Committee of the Board based on Mr. Chinnici’s achievement of certain goals established by the Compensation Committee and the Board.

The Employment Agreement provides that if Mr. Chinnici’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or if Mr. Chinnici resigns for Good Reason (as defined in the Employment Agreement), he will receive twelve months of his base salary as in effect at the time of termination as well as his target bonus for such year provided that the established goals are achieved. Any payments of severance to Mr. Chinnici are subject to Mr. Chinnici signing a general release and waiver of claims against the Company.

There are no arrangements or understandings between Mr. Chinnici and any other persons pursuant to which he was appointed as an executive officer of the Company. There are no transactions between the Company and Mr. Chinnici that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Chinnici and any other director or executive officer of the Company.

The foregoing description of the employment arrangement with Mr. Chinnici is qualified in its entirety by the terms of the Employment Agreement, which is filed as Exhibit 10.2 to this current report on Form 8-K. A press release announcing the appointment of Mr. Chinnici is also attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Change in Paul J. Colan’s Title

On May 2, 2016, the Board approved a change in Paul J. Colan’s title from Executive Vice President, Chief Financial Officer and Secretary to Executive Vice President, Chief Procurement Officer and Secretary effective May 17, 2016.

Item 9.01. Financial Statements and Exhibits

(d)	The following exhibits are filed herewith:

Exhibit 10.1

Limited Waiver and Third Amendment to Loan and Security Agreement, dated April 27, 2016, by and among Pacific Western Bank, the Registrant, Azea Networks, Inc., Neovus, Inc. and Xtera Asia Holdings, LLC

Exhibit 10.2	Employment Agreement, dated as of May 2, 2016, by and between the Registrant and Joseph R. Chinnici.
Exhibit 99.1	Press release dated May 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: May 2, 2016	By:	/s/ Paul J. Colan
Paul J. Colan
Executive Vice President, Chief Financial Officer and Secretary